ARTICLES OF AMENDMENT TO	FILED
ARTICLES OF INCORPORATION (PROFIT)	DONETTA DAVIDSON
Form 205 Revised July 1, 2002

Colorado Secretary of State	20021264305 C
Business Division	$ 75.00
1560 Broadway, Suite 200	SECRETARY OF STATE
Denver, CO 80202-5169	09-24-2002 13:32:25

DPC 19991135003

Pursuant to Section 7-110-106, Colorado Revised Statutes (C.R.S.), the individual named below causes these Articles of Amendment to its Articles of Incorporation to be delivered to the Colorado Secretary of State for filing, and states as follows:

1. The name of the corporation is: Posteralley.com, Inc.
(If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted: June 20, 2002

3. The text of each amendment adopted: N/A

4. If changing the corporation name, the new name of the corporation is:
Medical International Technology, Inc.

5. If providing an exchange, reclassification, or cancellation of issued chares, provisions for implementing the amendment if not contained in the amendment itself: N/A

6. Indicate manner in which amendment(s) was adopted:
The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group - Adopted by shareholders.

7. Effective date (if not to be effective upon filing): N/A

8. The (a) name or names, and (b) mailing address or addresses of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:
Karim Menassa, 650 South Cherry Street, Suite 310, Denver CO 80246

The Colorado Secretary of State may contact the following authorized person regarding this document:

Name	Randall Lanham	Address
Voice	(949) 858-6773 Fax	(949) 858-6774 e-Mail rjlanham@cox.net